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                                                                    Exhibit 99.1
                                                                    ------------


Steelcase Inc. Finalizes Acquisition of
Steelcase Strafor S.A.


GRAND RAPIDS, Mich. (BUSINESS WIRE) April 23, 1999 Steelcase Inc. (NYSE:SCS -news) and Strafor Facom S.A. (a French company traded on the Bourse de Paris) today announced the completion of Steelcase's purchase of Strafor Facom's ownership interest in Steelcase Strafor S.A. and affiliated companies.

The proposed transaction, valued at $225 million, was announced on Feb. 3. It was closed on April 22. With this stock acquisition, Steelcase Inc. increased its ownership of Steelcase Strafor from 50 percent to 100 percent.

With annualized revenues in excess of $600 million, Steelcase Strafor serves European and North African markets with 15 manufacturing plants in six countries. The company, founded by Steelcase and Strafor Facom in 1974 as a joint venture, is based in Strasbourg, France and has approximately 4,500 employees.

Steelcase Inc. is the world's preeminent designer and manufacturer of products used to create high-performance work environments.

Founded in Grand Rapids, Michigan in 1912, Steelcase Inc. helps individuals and the organizations that employ them around the world to work more effectively. The company has led the office furniture industry in sales every year since 1974 with a product portfolio that includes office furniture, furniture systems, interior architectural products, technology products and related products and services. Fiscal 1999 worldwide net sales, including unconsolidated joint ventures, were in excess of $3 billion. Steelcase Inc. (www.steelcase.com) and its subsidiaries and joint ventures, have more than 50 manufacturing plants and 20,000 employees in 15 countries.